EXHIBIT 99.1

Chart Industries, Inc. 5885 Landerbrook Dr Cleveland, OH 44124 440-753-1490 (Phone) 440-753-1491 (Fax) www.chart-ind.com

CHART INDUSTRIES APPOINTS NEW CEO

CLEVELAND, OH – October 7, 2003 – Chart Industries, Inc. (OTCPK: CIDI) today announced the appointment of Samuel F. Thomas as Chief Executive Officer. Mr. Thomas replaces William T. Allen, Chart’s Interim Chief Executive Officer.

Mr. Allen commented, “It is quite an accomplishment and a credit to Chart’s new Board of Directors that within three weeks of Plan consummation a new Chief Executive Officer has been appointed. A quick transition is important to continue the stability that we established through the Chapter 11 proceedings and the restructuring momentum of the past four months.” Mr. Allen will remain on the Board as an independent director as well as Chief Restructuring Officer through the remainder of 2003.

Mr. Thomas, who is 52 years of age, was previously Executive Vice President of Global Consumables at ESAB. ESAB, a division of Charter plc, is a $900 million producer of welding consumables and equipment. Prior to ESAB, Mr. Thomas spent most of his career with T&N plc, which was acquired by Federal-Mogul in 1998. His last position at Federal-Mogul was Vice President in charge of Friction Products, a $1.0 billion division with 31 sites operating in 15 countries.

Commenting on his appointment, Mr. Thomas said, “I am very excited about joining the Chart team. As a result of the reorganization, I see tremendous potential in the Company. Chart is a company with high quality products and dedicated employees, which have contributed to its excellent market share and reputation. With the assistance of Bill Allen we will continue the focus on consolidating our manufacturing facilities and businesses. Additionally, we will be exploring international growth and other market opportunities.”

Mr. Thomas further commented, “I am looking forward to working closely with the Board of Directors, our customers and the management team in formulating a profitable growth strategy for Chart. I am very impressed with the strengths that the new owners bring to Chart and believe they will be instrumental in assisting myself and the rest of the management team in realizing our potential.”

Mr. Thomas earned his BSME degree from Rensselaer Polytechnic Institute in Troy, New York. He also completed the Advanced Management Program at INSEAD in Fountainbleu, France. Most of his career has been in general management for manufacturing operations and engineering.

This release contains forward-looking statements relating to the Company’s or management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, developments in disputes and litigation involving the Company, continued slowness in the Company’s major markets, the impact of competition, decreases in spending by industrial customers, the loss of major customers, the Company’s ability to attract and retain key personnel, the Company’s ability to satisfy the listing requirements of trading venues, technological, regulatory or other developments in the industry, changes in general economic, political, business and market conditions, the threat of terrorism and the impact of responses to that threat, foreign currency fluctuations that may affect worldwide results of operations and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in nine states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc., including frequently asked questions and answers regarding the recent conversion of common stock, please refer to www.chart-ind.com.

Contact:

Michael F. Biehl

Chief Financial Officer

440-753-1490

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